Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ___________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ________________________
                        STANDARD MICROSYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                 11-2234952
       (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                  Identification No.)

                                 80 Arkay Drive
                                 P.O. Box 18047
                            Hauppauge, New York 11788
                                 (516) 435-6000

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             David C. Fischer, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                            New York, New York 10154
                                 (212) 407-4000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / _____________________



      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.   / / ___________________


      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / __________________

                         CALCULATION OF REGISTRATION FEE

                                               |Proposed Maximum|
                 |Amount     |Proposed Maximum |Aggregate       | Amount of
Titles of Shares |to be      |Offering Price   |Offering        | Registration
to be Registered |Registered |Per Share(1)(2)  |Price (1)(2)    | Fee
-------------------------------------------------------------------------------
Common Stock, par|           |                 |                |
value $.10 per   |           |                 |                |
share            | 20,000    |7.21875          |144,375         |40
-------------------------------------------------------------------------------
(1)   Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum offering price per share with respect to such shares has been computed based upon the average of the high and low prices of the Common
Stock on June 14, 1999, as reported in the consolidated reporting system.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
June  , 1999


                                  20,000 Shares

                        Standard Microsystems Corporation

                                  Common Stock

     The Selling Stockholder named herein is offering 20,000 shares of common stock of Standard Microsystems Corporation by this Prospectus. We will not receive any of the proceeds from the sale of those shares.

     The Selling Stockholder may sell the shares from time to time, in one or more transactions in the over-the-counter market, at market prices prevailing at the time of sale.

     Our common stock is traded in the over-the-counter market under the Nasdaq symbol SMSC, and such trading is reported in the Nasdaq National Market System. The reported closing sale price of our common stock on June 14, 1999 was $7.21875 per share.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
              STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                  OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS
                    IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                  THE COMPANY

     Standard Microsystems Corporation is a worldwide supplier of leading-edge MOS/VLSI integrated circuits for the personal computer and related industries, specializing in areas requiring technologically demanding logic control and connectivity. Our products provide solutions in Personal Computer Input/Output (PC I/O), PC Systems Logic, PC Connectivity, Local Area Networking (LAN), and Embedded Control Systems. We were incorporated in Delaware in 1971.

     Today, we are the world's leading supplier of PC I/O circuits, having shipped over 130 million units and an estimated worldwide PC I/O market share in excess of 40%. Our circuits reside on the motherboards of PC products supplied by Compaq Computer Corporation, Dell Computer Corporation, Gateway 2000, Inc., Hewlett-Packard Company, IBM, Intel Corporation, and most other major PC and PC motherboard manufacturers.

     The mailing address of our principal executive offices is 80 Arkay Drive, P.O. Box 18047, Hauppauge NY 11788-8847, and its telephone number at that address is (516) 435-6000.



                               SELLING STOCKHOLDER

     Steven J. Bilodeau, our President and Chief Executive Officer (the "Selling Stockholder") owns 20,000 shares of common stock, all of which shares may be offered hereby. The Selling Stockholder may offer shares of common stock from time to time in one or more transactions in the over-the-counter market, which may involve brokers or dealers, or in private transactions. We has not entered into any agreement, arrangement or understanding with brokers or dealers regarding the shares of common stock that may be offered hereby prior to the effective date of the registration statement of which this Prospectus forms a part, and the Selling Stockholder has advised us that he has not entered into any such agreement.

     The Selling Stockholder has also advised us that the 20,000 shares of common stock being registered hereby, which represent less than 1% of our outstanding common stock, are the only shares of common stock owned by him.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our Common Stock and other of our securities is an outline only. A complete description is contained in our Restated Certificate of Incorporation, a copy of which is on file with the SEC (see "Where You Can Find More Information").

     Our authorized capital stock consists of 30,000,000 shares of common stock, and 1,000,000 shares of preferred stock, par value $.10 per share.

Preferred Stock

     The Preferred Stock may be issued without further stockholder approval in one or more series, with such voting powers, dividend rights, designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors before the issuance thereof.

Common Stock

      Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders. Holders of common stock do not have cumulative voting rights for the election of directors. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors to be elected at the meeting, if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. At each annual meeting of stockholders, approximately one-third of the entire Board of Directors is elected for a three-year term.

      In the event of our liquidation, holders of common stock are entitled to a proportionate share in any distribution of assets after the payment of liabilities (including all amounts to which holders of preferred stock, if any preferred stock then is outstanding, may be entitled). Holders of common stock do not have preemptive rights and there are no conversion, redemption, sinking fund or similar provisions with respect to the common stock.

Stock Purchase Rights Agreement

     The Company has adopted a stock purchase Rights Agreement (the "Rights Agreement") pursuant to which each outstanding share of common stock has associated with it one Right (a "Right"). The Rights are represented by the common stock certificates and are not exercisable or transferable apart from the common stock certificates until the earlier of (i) fifteen days after the Stock Acquisition Date described below, and (ii) ten business days after commencement of a tender or exchange offer for 30% or more of our outstanding common stock. "Stock Acquisition Date" means the first date of public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the outstanding common stock, other than certain acquisitions ("Direct Acquisitions") directly with us approved by a majority of our independent Directors.

      Pursuant to the Rights Agreement, in the event that, among other things,
(i) a person or group acquires 30% or more of our outstanding common stock, other than pursuant to Direct Acquisitions or certain tender or exchange offers for all our outstanding common stock at a price and on terms determined to be fair by a majority of the independent Directors, or (ii) a person or group acquires 20% or more of our outstanding common stock and the Board of Directors has declared such person or group to be an "Adverse Person" after a determination by a majority of the independent Directors based on certain criteria related to our best interests, or (iii) any Acquiring Person engages in various transactions with us, then each holder of a Right (other than an Acquiring Person or an Adverse Person) will be entitled to receive, upon exercise, common stock having a value equal to twice the exercise price of the Right.

      In the event that, following the Stock Acquisition Date, directly or indirectly, (i) we consolidate with or merge into any other company, and such other company is the continuing or surviving company, or (ii) more than 50% of our assets or earning power is sold or otherwise transferred, then each holder of a Right (other than an Acquiring Person or an Adverse Person) will be entitled to receive, upon exercise, shares of common stock that is the other party to such consolidation, merger, sale or transfer having a value equal to twice the exercise price of the Right.

      Subject to certain limitations, the Company may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. The Rights will expire on January 6, 2008, unless earlier redeemed.

      The foregoing summary of the Rights does not describe all of their terms. A complete description is in the Rights Agreement, a copy of which is on file with the SEC. See "Where You Can Find More Information."

                          COMMON STOCK DIVIDEND POLICY

      We have never paid a cash dividend on our common stock. Our current policy is to retain earnings to provide funds for the operation and expansion of our business. We do not expect to pay cash dividends on our common stock in the foreseeable future.

                                 LEGAL OPINIONS

     Loeb & Loeb LLP, New York, New York have issued an opinion about the legality of the common stock being offered in this Prospectus. David C. Fischer, a partner Loeb & Loeb LLP, is our Secretary.

                                     EXPERTS

      The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. You may inspect and copy such reports, proxy statements, and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

     We have filed a registration statement relating to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the registration statement. You are referred to the registration statement and the exhibits thereto for further information. This Prospectus is qualified in its entirety by such other information.

   The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our business and finances.

     1. SMSC's Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

     2.  SMSC's Current Report on Form 8-K dated June 14, 1999; and

     3. All other reports filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since February 28, 1999.

     This Prospectus also incorporates by reference additional documents that we may file with the SEC between the date of this Prospectus and the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold. Any statement contained in this Prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which is also incorporated by reference modifies or supersedes such statement.

     You may obtain copies of such documents that are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to Standard Microsystems Corporation, 80 Arkay Drive, P.O. Box 18047, Hauppauge, New York 11788, Attention: Vice President-Finance, telephone (516) 435-6000.
In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the mailing of this Prospectus to stockholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution

Estimated expenses:     Accounting Fees                        $   500.00
                        Legal Fees                               3,500.00
                        SEC Filing Fee                              40.00
                                                                 ________
                              Total                            $ 4,040.00

            The registrant is to bear the cost of all the estimated expenses listed above.

Item 15.    Indemnification of Directors and Officers

            Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued as a director, officer, employee or agent of the corporation, or of another corporation if serving as such at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, such person must also have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the indemnifying corporation and so long as he or she has not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the registrant against expenses.

            The registrant's By-laws include the indemnification provisions excerpted below:

                  4. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful....

                        (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 16.    Exhibits

            There are filed as a part of this registration statement, the exhibits listed on the Exhibit Index.

Item 17.    Undertakings

            (a)   The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2)   That, for the purpose of determining any liability
                                 II-2
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              III-3

                                 SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on June 17, 1999.


                        STANDARD MICROSYSTEMS CORPORATION
                                (Registrant)


                        By:  ERIC M. NOWLING
                             ---------------
                             Eric M. Nowling
                             Vice President -- Finance
                             and Chief Financial Officer
                             (Principal Financial and
                             Accounting Officer)

                              POWER OF ATTORNEY


            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Steven J. Bilodeau, Paul Richman, George W. Houseweart, Eric M. Nowling, and David C. Fischer as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                   Date

STEVEN J. BILODEAU              President and Chief     June 17, 1999
------------------              Executive Officer
Steven J. Bilodeau              (Principal Executive
                                Officer)

PAUL RICHMAN                    Chairman of the Board   June 17, 1999
------------                    of Directors
Paul Richman

EVELYN BEREZIN                  Director                June 17, 1999
--------------
Evelyn Berezin

JAMES R. BERRETT                Director                June 17, 1999
----------------
James R. Berrett

ROBERT M. BRILL                 Director                June 17, 1999
---------------
Robert M. Brill

PETER F. DICKS                  Director                June 17, 1999
--------------
Peter F. Dicks

IVAN T. FRISCH                  Director                June 17, 1999
--------------
Ivan T. Frisch
                                 II-5

                                 EXHIBIT INDEX

Location/
Incorporated by
Reference to:                  Exhibit No.     Exhibit

 *                              5               Opinion of Loeb &
                                                Loeb LLP as to
                                                legality of
                                                securities being
                                                registered

 *                              23.1            Consent of Arthur
                                                Andersen LLP
 *                              23.2            Consent of Loeb &
                                                Loeb LLP (included in
                                                Exhibit 5)
Located on                      24              Power of Attorney
Signature Page
*Filed herewith